UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 13, 2013

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 13, 2013, Polycom, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, certain of its direct and indirect subsidiaries from time to time party thereto as guarantors, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).

The Credit Agreement provides for a $250.0 million term loan maturing on September 13, 2018 (the “Maturity Date”), all of which was borrowed at closing. The Company intends to use the proceeds of the term loan to fund any purchase of shares of the Company’s common stock pursuant to its previously announced offer to purchase up to $250 million in value of shares of its common stock (the “Offer”), with the remainder, if any, of such proceeds to be used for general corporate purposes.

The loans bear interest at a rate equal to, at the Company’s option, the base rate plus a spread of 0.50% to 1.00% or a reserve adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.50% to 2.00%, in each case with such spread being determined based on our consolidated leverage ratio for the preceding four fiscal quarter period. The base rate means the highest of the “U.S. Prime Rate” published by the Wall Street Journal, the federal funds rate plus 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, and administration fees for a credit facility of this size and type.

The term loan is payable in quarterly installments equal to $1,562,500, beginning on September 30, 2013, with the remaining outstanding principal amount of the term loan being due and payable on the Maturity Date. The Company may prepay the term loan, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans. Amounts repaid or prepaid may not be reborrowed.

The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. The obligations of the Company and the guarantors are secured by substantially all of their respective assets, subject to certain exceptions and limitations.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock, enter into transactions with affiliates and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a consolidated fixed charge coverage ratio and a consolidated secured leverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, the Company has retained Morgan Stanley & Co. LLC, an affiliate of the Agent, to act as the dealer manager in connection with the Offer. Morgan Stanley & Co. LLC will receive, for its services, a reasonable and customary fee, reimbursement of its reasonable out-of-pocket expenses incurred in connection with the Offer and indemnfication against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 13, 2013, by and among Polycom, Inc., the guarantors from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer, Executive Vice President of Corporate Development and Secretary

Date: September 13, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 13, 2013, by and among Polycom, Inc., the guarantors from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.